Exhibit 5

Attorneys at Law
233 East Redwood Street
Baltimore, Maryland
21202-3332
410-576-4000
www.gfrlaw.com

December 22, 2011

Rand Worldwide, Inc.
161 Worcester Road, Suite 401
Framingham, Massachusetts 01701

Re:	Registration Statement on Form S-8 for the
PlanetCad, Inc. 2002 Stock Option Plan

Ladies and Gentlemen:

We have acted as counsel to Rand Worldwide, Inc., a Delaware corporation (the “Corporation”), in connection with the issuance by the Corporation of up to 3,700,000 shares of common stock, par value $.01 per share, of the Corporation (the “Shares”), under the PlanetCad, Inc. 2002 Stock Option Plan (the “Plan”), pursuant to the above-referenced registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed on this date by the Corporation with the Securities and Exchange Commission.

We have examined copies of (i) the Certificate of Incorporation of the Corporation, as amended and restated, (ii) the Bylaws of the Corporation, (iii) the Plan, and (iv) the resolutions adopted by the Board of Directors of the Corporation relating to the matters referred to herein.  We have also examined the Registration Statement and Exhibits thereto (which, together with the documents described in the preceding sentence, are collectively referred to herein as the “Documents”).

In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent therewith, that all Documents submitted to us as originals are authentic, all Documents submitted to us as certified or photostatic copies conform to the original documents, all signatures on all such Documents are genuine, all public records reviewed or relied upon by us or on our behalf are true and complete, all statements and information contained in the Documents are true and complete, and all signatories to the Documents were legally competent to do so.

Based on the foregoing, and subject to the qualifications set forth herein, it is our opinion that the Shares to be issued by the Corporation upon the exercise of stock options granted to participants under the Plan, upon the Corporation’s receipt of the consideration required to be paid therefor, will be duly and validly issued, fully paid and nonassessable.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  The foregoing opinion is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and we do not express any opinion herein concerning any other law.  The foregoing opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinion set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of the name of our firm therein.  In issuing this opinion letter, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Gordon, Feinblatt, Rothman,
Hoffberger & Hollander, LLC